INDEPENDENT AUDITORS' REPORT






The Owners
Canadian Air Trust #3

We have audited the accompanying balance sheet of the Canadian Air Trust #3 (the Trust) as of December 31, 1998, and the related statements of operations, changes in owners' equity, and cash flows for the year then ended. These financial statements are the responsibility of the owner's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As described in Note 1 to the financial statements, the Trust is expected to liquidate in 2000, as the aircraft in the Trust has been sold.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Trust as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. The accompanying 1999 and 1997 financial statements were not audited by us, and accordingly, we express no opinion or any other form of assurance on them.



/s/ KPMG
SAN FRANCISCO, CALIFORNIA
June 9, 2000



                                            CANADIAN AIR TRUST #3
                                                  (A Trust)
                                                Balance Sheets
                                                 December 31,
                                          (in thousands of dollars)





                                                                               1999               1998
                                                                           (unaudited)
                                                                          -------------------------------------
  ASSETS

  Accounts receivable                                                     $            315  $            564

                                                                          -------------------------------------
        Total assets                                                      $            315  $            564
                                                                          =====================================


  LIABILITIES AND OWNERS' EQUITY

  Liabilities:
  Due to affiliates                                                       $              4  $               6
                                                                          ------------------------------------
    Total liabilities                                                                    4                  6

  Owners' equity                                                                       311                558
                                                                          ------------------------------------

        Total liabilities and owners' equity                              $            315  $             564
                                                                          ====================================












      See accompanying auditors' report and notes to financial statements.



                                            CANADIAN AIR TRUST #3
                                                  (A Trust)
                                           STATEMENTS OF OPERATIONS
                                       For the Years Ended December 31,
                                          (in thousands of dollars)


                                                             1999                1998                1997
                                                                                               -----------------
                                                          (unaudited)                            (unaudited)
                                                       ---------------------------------------------------------
  REVENUES

  Lease revenue                                        $            --      $        1,933        $      5,547
  Interest income                                                   50                  74                  79
  Gain from the sale of aircraft                                    --              13,733                  --
                                                       ---------------------------------------------------------
    Total revenues                                                  50              15,740               5,626
                                                       ---------------------------------------------------------

  EXPENSES

  Depreciation and amortization expense                             --               1,262               5,641
  Management fees to affiliate                                      --                  36                  97
  Insurance expense                                                 --                  18                  29
  Administrative expenses to affiliates                             --                  40                  70
  Administrative expenses                                           --                   6                   2
                                                       ---------------------------------------------------------
    Total expenses                                                  --               1,362               5,839
                                                       ---------------------------------------------------------

        Net income (loss)                              $            50      $       14,378        $      (213)
                                                       =========================================================











      See accompanying auditors' report and notes to financials tatements.

                              CANADIAN AIR TRUST #3
                                    (A Trust)
                     STATEMENTS OF CHANGES IN OWNERS' EQUITY
             For the Years Ended December 31, 1999 , 1998, and 1997
                            (in thousands of dollars)







   Owners' equity at December 31, 1996 (unaudited)          $        16,597

  Net loss                                                             (213)

  Distributions paid                                                 (3,299)
                                                            -----------------

   Owners' equity at December 31, 1997 (unaudited)                   13,085

  Owners' capital contribution                                        1,199

  Net income                                                         14,378

  Distributions paid                                                (28,104)
                                                            -----------------

   Owners' equity at December 31, 1998                                  558

  Net income                                                             50

  Distributions paid                                                   (297)
                                                            -----------------

    Owners' equity at December 31, 1999 (unaudited)         $           311
                                                            =================











      See accompanying auditors' report and notes to financial statements.




                                            CANADIAN AIR TRUST #3
                                                  (A Trust)
                                           STATEMENTS OF CASH FLOWS
                                       For the Years Ended December 31,
                                          (in thousands of dollars)


                                                                      1999                1998              1997
                                                                  (unaudited)                           (unaudited)
                                                               ---------------------------------------------------------

  OPERATING ACTIVITIES

  Net income (loss)                                             $            50    $        14,378   $           (213)
  Adjustments to reconcile net income to net cash
      provided by (used in) operating activities:
    Depreciation and amortization                                            --              1,262              5,641
    Gain from the sale of aircraft                                           --            (13,733)                --
    Changes in operating assets and liabilities:
      Accounts receivable                                                   249              1,313               (917)
      Prepaid deposits                                                       --                  5                  1
      Accounts payable and accrued expenses                                  (2)                (4)                (4)
      Due to affiliates                                                      --                (21)                18
      Lessee deposits                                                        --                 --             (1,227)
                                                                -------------------------------------------------------
        Net cash provided by operating activities                           297              3,200              3,299
                                                                -------------------------------------------------------

  Investing activities

  Payment for capitalized repairs                                            --             (1,199)                --
  Payment of acquisition fees                                                --                (54)                --
  Payment for lease negotiation fees                                         --                (12)                --
  Proceeds from the sale of aircraft                                         --             24,970                 --
                                                                -------------------------------------------------------
        Net cash provided by investing activities                            --             23,705                 --
                                                                -------------------------------------------------------

  Financing activities

  Owners' capital contribution                                               --              1,199                 --
  Distributions paid                                                       (297)           (28,104)            (3,299)
                                                                -----------------------------------------------------
        Net cash used in financing activities                              (297)           (26,905)            (3,299)
                                                                -------------------------------------------------------

  Net change in cash and cash equivalents                                    --                 --                 --
  Cash and cash equivalents at beginning of year                             --                 --                 --
                                                                -------------------------------------------------------
  Cash and cash equivalents at end of year                      $            --    $            --   $             --
                                                                =======================================================











      See accompanying auditors' report and notes to financial statements.

                              CANADIAN AIR TRUST #3
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

In 1995, a Trust Agreement (the Trust) was entered into between PLM Equipment Growth Fund V (EGF V), a California limited partnership, PLM Equipment Growth Fund VI (EGF VI), a California limited partnership, PLM Equipment Growth & Income Fund VII (EGF VII), a California limited partnership, and Professional Lease Management Income Fund I (Fund I), a Delaware Limited Liability Company, (the Owners). The Trust was entered into for the purpose of purchasing five
Boeing 737-200 commercial aircraft. The Trust has no employees nor operations other than the operation of the five Boeing 737-200's.

The Trust contained a provision for allocating specific aircraft to the beneficial owners under certain circumstances. One of the commercial aircraft, owned by EGF V, was transferred to the limited partnership during 1996. All of the remaining aircraft in the Trust had been sold as of December 31, 1998. The Trust is expected to liquidate in 2000.

PLM Financial Services Inc., (FSI) is the General Partner of EGFs V, VI, and VII
and  the  Manager  of  Fund  I.  FSI  is  a   wholly-owned   subsidiary  of  PLM
International, Inc.

The aircraft were purchased during 1996 for $28.1 million. EGF V, EGF VI, and EGF VII (the EGF's) collectively paid acquisition and lease negotiation fees of $1.0 million to PLM Worldwide Management Services (WMS), a wholly-owned subsidiary of PLM International, Inc., based on the prorata share of the cost of the aircraft purchased. No fees were paid by Fund I. Upon the purchase of the aircraft, a lease with Canadian Airlines International was entered into with a term expiring in March 2002.

These accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles. This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     OPERATIONS

The aircraft in the Trust were managed under a management agreement by PLM Investment Management, Inc. (IMI), a wholly-owned subsidiary of FSI. IMI received a monthly management fee from the Trust for managing the aircraft (Note
2). FSI, in conjunction with its subsidiaries, sells transportation equipment to investor programs and third parties, manages pools of transportation equipment under agreements with the investor programs, and is a general partner in limited partnerships.

     CASH AND CASH EQUIVALENTS

All cash generated from operations is distributed to the owners, accordingly, the Trusi has no cash balance at December 31, 1999 and 1998.

     ACCOUNTING FOR LEASES

The aircraft in the Trust were leased under an operating lease. Under the operating lease method of accounting, the leased asset is recorded at cost and depreciated over its estimated useful life. Rental payments are recorded as revenue over the lease term in accordance with Financial Accounting Standards Board Statement No. 13 "Accounting for Leases". Lease origination costs were amortized over the life of the lease.

                              CANADIAN AIR TRUST #3
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     DEPRECIATION

Depreciation of aircraft equipment was computed using the double-declining balance method, taking a full month's depreciation in the month of acquisition, based upon an estimated useful life of 12 years. Acquisition fees of $0.8 million were paid to WMS and were capitalized as part of the cost of the equipment and amortized over the life of the aircraft.

     AIRCRAFT

In accordance with the Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of", FSI reviewed the carrying value of the aircraft under the Trust at least quarterly, and whenever circumstances indicated that the carrying value of the aircraft may not be recoverable in relation to expected future market conditions for the purpose of assessing recoverability of the recorded amounts. If projected undiscounted future cash flows and fair value were less than the carrying value of the aircraft, a loss on revaluation would have been recorded. No reductions to the carrying value of the aircraft were required during 1998 or 1997.

     REPAIRS AND MAINTENANCE

Repair and maintenance for the aircraft was usually the obligation of the lessee.

     NET INCOME AND CASH DISTRIBUTIONS TO OWNERS

The net income and cash distributions of the Trust are allocated to the Owners. Net income is generally allocated to the Owners based on number of aircraft owned. Certain depreciable and amortizable amounts are allocated specifically to the EGF's, such as depreciation on acquisition fees and amortization on lease negotiation fees. Cash distributions are allocated based on the number of aircraft owned.

     COMPREHENSIVE INCOME

The Trust's net income is equal to comprehensive income for the years ended December 31, 1999, 1998, and 1997.

2.   TRANSACTIONS WITH AFFILIATES

Under the equipment management agreement, IMI received a monthly management fee equal to the lessor of (i) the fees that would be charged by an independent third party for similar services for similar equipment or (ii) 5% of the gross lease revenues attributable to equipment that is subject to operating leases. The Trust's management fee expense to affiliate was $0, $36,000, and $0.1 million during 1999, 1998, and 1997, respectively.

The Trust reimbursed FSI $0, $40,000, and $0.1 million during 1999, 1998, and 1997, respectively, for data processing and administrative expenses directly attributable to the Trust.

The balance due to affiliates as of December 31, 1999, included $3,000 due to affiliates for management fees and $1,000 due to an affiliated partnership for expenses paid on its behalf.

                              CANADIAN AIR TRUST #3
                                    (A TRUST)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

3.   AIRCRAFT ON LEASE

Revenues were earned by placing the aircraft in operating leases. A six-year lease with Canadian Airlines International was signed upon the acquisition of the aircraft in 1996.

During 1997, the lessee was having financial difficulties and was unable to pay the Trust 3 months rent. The Trust negotiated a repayment schedule starting October 1998 in which the lessee would make 10 equal quarterly installments plus interest of 12% on the unpaid balance secured by a letter-of-credit. The last quarterly installment is due January 2001. As of July 2000, the lessee remains current with the repayment plan.

The aircraft lease is accounted for as an operating lease. Future minimum rentals under noncancelable operating leases, as of December 31, 1999, during each of the next five years are approximately $6.9 million in 2000, $6.9 million in 2001, $1.7 million in 2002, and $0 thereafter.

4.   GEOGRAPHIC INFORMATION

The aircraft were leased and operated in Canada.

5.   INCOME TAXES

The Trust is not subject to income taxes, as any income or loss is included in the tax returns of the Owners of the Trust. Accordingly, no provision for income taxes has been made in the financial statements of the Trust.

As of December 31, 1999, there were no temporary differences between the financial statements carrying value of assets and the income tax basis.

6.   CONCENTRATIONS OF CREDIT RISK

Financial instruments, which potentially subject the Trust to concentrations of credit risk, consist principally of lease receivables.

The aircraft in the Trust were on lease to only one customer during 1998 and 1997. This lessee, Canadian Airlines International, accounted for all of the lease revenue. Triton Aviation Services, Ltd. purchased all the commercial aircraft with the existing lease attached from the Trust and the gain from the sale accounted for 87% of total consolidated revenues during 1998.

As of December 31, 1999, the manager believes the Trust had no other significant concentrations of credit risk that could have a material adverse effect on the Trust.